FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com

Madison West 703.251.8443
MadisonTWest@maximus.com
Date: June 1, 2021

Maximus Completes Acquisition of Veterans Evaluation Services, Inc.

(RESTON, Va. – June 1, 2021) ― Maximus (NYSE: MMS), a leading provider of government services worldwide, announced today that it completed the acquisition of privately held Veterans Evaluation Services, Inc. (VES). The agreement was previously announced on April 21, 2021. As the Company continues to execute and position for the future, this acquisition is a natural next step in progressing management’s long-term strategy.

VES is a premier provider of Medical Disability Examinations (MDEs) to the U.S. Department of Veterans Affairs (the VA). VES’ expertise creates an opportunity for Maximus to grow our independent clinical assessments business at the Federal level, while meaningfully expanding our presence in the VA. As a result, the independent health and disability assessments and appeals portion of our business will comprise a larger share of our overall portfolio and pipeline, positioning Maximus to serve as the leading provider of health and disability assessments and appeals on behalf of government.

“Through this combination, Maximus and VES will serve as a credible, established partner to the VA, add clinical capacity for clients, and offer innovation to benefit Veterans and the Veterans Benefits Administration,” shared Bruce Caswell, President and Chief Executive Officer. “I am proud to welcome our newest colleagues to Maximus. Together, we will support our nation’s Veterans and help address the employment and health needs of service members and their families.”

The purchase price was funded through new debt sources for the Company consisting of a $1.1 billion Term Loan A (TLA) due in 2026 and a $400 million Term Loan B (TLB) due in 2028. Pricing on the TLA is initially set at LIBOR+175 and the TLB is LIBOR+200, with a 0.5% Libor floor and an original issue discount of 99.5. The Company also refinanced its existing $400 million corporate credit facility and replaced it with a new $600 million facility available through 2026.

Outlook
The Company provided estimated revenue and earnings impact of the VES acquisition on the May 6, 2021 earnings announcement. The estimates remain unchanged with revenue for the remaining four months of Maximus’ fiscal year expected be range between $160M and $175M. There are one-time expenses estimated to be approximately $13 million, interest expense tied to the Term Loan borrowings and amortization expense related to the acquired intangible assets. The VES acquisition is expected to be slightly dilutive to earnings per share for the remainder of fiscal 2021 and to be accretive in future periods.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy,

Maximus – News Release Continued
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Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Forward-Looking Statements
Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties including but not limited to:
•Difficulties in integrating VES and the Federal business of Attain, LLC (“Attain”) including realization of the expected benefits, and adverse effects on the business including the ability to meet obligations resulting from indebtedness required to complete the VES acquisition
•The ultimate duration of the COVID-19 pandemic
•The threat of further negative COVID-19 pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 19, 2020. A supplemental description of risk factors related to the Company's acquisitions of the Federal business of Attain and VES are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. The Company’s SEC reports are available on maximus.com.